Exhibit 5.1

Harney Westwood & Riegels 3rd Floor, Harbour Place 103 South Church Street PO Box 10240 KY1-1002 Grand Cayman Cayman Islands Tel: +1 345 949 8599 Fax: +1 345 949 4451

18 September 2023

george.weston@harneys.com

+1 284 852 4333

PRG/GYW/056136.0001

SAI.TECH Global Corporation

#01-05 Pearl’s Hill Terrace

Singapore

168976

Dear SAI.TECH Global Corporation

SAI.TECH Global Corporation (company number: 370735) (the “Company”)

We are lawyers qualified to practise in the Cayman Islands and have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Company's S-8 Registration Statement, as may be amended from time to time (the “Statement”), and the registration of 1,376,792 Class A Ordinary Shares of the Company, par value $0.0001 (the “Shares”) that are to be issued to certain individuals in accordance with the Company’s 2023 Equity Incentive Plan, effective 6 September 2023, (the “Equity Plan”).

In this opinion the “Companies Act” means the Companies Act (2022 Revision) of the Cayman Islands.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company is an exempted company duly incorporated with limited liability and is validly existing and in good standing under the laws of the Cayman Islands. It is a separate legal entity and is subject to suit in its own name.

2	Authorised Capital. The authorised share capital of the Company is US$35,000 divided into 350,000,000 shares of a par value of US$0.0001 each, of which 330,369,366 shall be designated as Class A Ordinary Shares, 9,630,634 as convertible Class B ordinary shares and 10,000,000 preference shares.

On 19 July 2021 the firm converted to a limited liability partnership pursuant to the Limited Liability Partnership Act 2017 of the laws of the Cayman Islands. Prior to re-registration the name of the firm was Harney Westwood & Riegels. A list of partners is available for inspection at our offices.	Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | London | Luxembourg | Montevideo São Paulo | Shanghai | Singapore | Vancouver harneys.com

3	Capacity and Power. The execution and delivery of the Statement by the Company and the performance of its obligations thereunder are within the corporate capacity and power of the Company and have been duly authorised and approved by all necessary corporate action of the Company.

4	Shares. The Shares, as contemplated by the Statement, have been duly authorised by all necessary corporate action of the Company and upon the issue of the Shares (by the entry of the name of the relevant registered owner in the register of members of the Company (the Register of Members) confirming that such Shares have been issued credited as fully paid), delivery and payment therefor by the purchaser in accordance with the memorandum and articles of association of the Company (the Memorandum & Articles), the Statement, and the Equity Plan, the Shares will have been validly issued, fully paid and non-assessable.

As a matter of Cayman Islands law, a share is only issued when it has been entered in the Register of Members.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact.

This opinion is rendered for your benefit and the benefit of your legal counsel (in that capacity only). Notwithstanding the above we hereby consent to the filing of this opinion letter as an exhibit to the Statement.

Yours faithfully

/s/ Harney Westwood & Riegels

Harney Westwood & Riegels

Schedule 1

List of Documents Examined

1	The certificate of incorporation dated 26 January 2021 and the amended and restated memorandum and articles of association of the Company as adopted on 29 April 2022.

2	A Certificate of Good Standing in respect of the Company issued by the Registrar of Companies dated 22 August 2023.

3	A Certificate of Incumbency in respect of the Company issued by the Registered Agent of the Company dated 22 August 2023.

4	The Register of Members of the Company certified by TranShare, the transfer agent, on 5 September 2023.

5	A certificate from a director of the Company dated 5 September 2023 (the Director’s Certificate).

6	A copy of the unanimous written resolutions of the board of directors of the Company dated 14 September 2023 (the Resolutions).

7	The Equity Plan.

8	The Statement.

(1 to 8 above are the Documents).

Schedule 2

Assumptions

1	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies.

2	Documents. All matters required by law to be recorded in the Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

3	Director’s Certificate. We have relied upon the statements and representations made in the Director’s Certificate as to factual matters.

4	Consideration. The Company will have received consideration in money or money’s worth for each Class A Ordinary Share offered by the Company when issued at the agreed issue price, such issue price in any event not being less than the stated par or nominal value of each Class A Ordinary Share.

5	Resolutions. The Resolutions remain in full force and effect.

6	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents and, in particular, that the entry into and performance of the any of the Documents will not cause any of the parties thereto to be in breach of any agreement or undertaking.

7	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

8	Solvency. The Company was on the date of execution of this opinion able to pay its debts as they fall due.

9	Foreign Laws. There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any opinion given herein.

Schedule 3

Qualifications

1	Non-assessable. In this opinion letter the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

2	Court Search. The search of the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands has been undertaken on a digital system made available through the Grand Court of the Cayman Islands (the “Court’s Digital System”), and through inadvertent errors or delays in updating the digital system (and/or the Register from which the digital information is drawn) may not constitute a complete record of all proceedings as at the Court Search Date and in particular may omit details of very recent filings. The Court Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts’ office).

3	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

4	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions as implemented under the laws of the Cayman Islands.

5	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (2020 Revision).

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